KPMG	KPMG LLP Suite 2300 Three Wachovia Center 401 South Tryon Street Charlotte, NC 28202-1911

Report of Independent Registered Public Accounting Firm

The Board of Directors
Wachovia Bank, National Association

We have examined Wachovia Bank, National Association's (the Company), as servicer of Wachovia Auto Owner Trust 2004-B (the Trust), compliance with the applicable servicing criteria set forth in the Section 229.1122 (Item 1122) (d) of Securities and Exchange Commission's Release No. 8518, Asset-Backed Securities (Regulation AB), except for applicable criteria (1).ii., (1).iii., (2).iii., (2).vi., (4).iii., (4).x., (4).xi., (4).xii. and (4).xiii., which the Company has interpreted as being inapplicable to the servicing of the auto loans held by the Trust, as of and for the period from August 31, 2004 (inception of the Trust) to December 31, 2004. The Company's management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination

Our examination was conducted in accordance with attestation standards established by the Public Company Acounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.

Our examination disclosed the following material non-compliance with the applicable servicing criteria by the Company as of and for the period from August 31, 2004 (inception of the Trust) to December 31, 2004. The Company did not prepare reconciliations of the Collection Account, Reserve Fund, Yield Supplement Account, and Note Payment Account as of and for the period from August 31, 2004 (inception of the Trust) to December 31, 2004 and therefore did not comply with Regulation AB applicable criteria number (2).vii that (1) reconciliations be prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts, (2) custodial bank account reconciliations be prepared within 30 calendar days after the bank statement cutoff date, (3) custodial bank account reconciliations are reviewed and approved by someone other than the person who prepared the reconciliations and (4) custodial bank reconciliations contain explanations for reconciling items and that reconciling items are resolved within 90 calendar days of their original identification.

In our opinion, except for the material non-compliance described in the third paragraph, the Company complied, in all material respects, with the aforementioned applicable servicing criteria as of and for the period from August 31, 2004 (inception of the Trust) to December 31, 2004

/s/KPMG, LLP

Charlotte, NC
March 11, 2005